Exhibit 99.1

NEWS RELEASE
www.AGCOcorp.com

AGCO Restructures Executive Leadership Team

Consolidation of key functions streamlines structure; Stefan Caspari appointed to lead Fendt/Valtra & Product Management.

DULUTH, Ga. | Oct. 5, 2026 | AGCO Corporation (NYSE: AGCO), today announced a restructuring of its executive leadership that simplifies the organization, strengthens accountability and reduces the team by one member. Effective immediately, Stefan Caspari, previously Senior Vice President, Customer Success & North America Ag, has been named Senior Vice President and General Manager, Fendt/Valtra & Product Management. Caspari will continue to lead AGCO's North American ag business while taking on global leadership of two of AGCO's leading equipment brands.

As part of the consolidation of the executive leadership, Torsten Dehner, Senior Vice President and General Manager, Global Fendt/Valtra and Product Management, will step down from his current role effective October 5, 2026, and will remain with the company based in Switzerland to support the transition.

"Stefan is a proven commercial leader with deep experience across farmers, dealers and regional execution," said Eric Hansotia, AGCO's Chairman, President & CEO. "He has strengthened our North American ag business in one of AGCO's most important markets, and he brings the commercial discipline, Farmer-First focus and market insight needed to lead Fendt™ and Valtra™ through their next phase of growth. I also want to thank Torsten for his contributions over many years and his passionate leadership. He has played an important role strengthening AGCO's Fendt and Valtra brands, building the teams and capabilities behind them, contributing valuably to their position in the market and helping advance our AI transformation. We wish him well in the future." Caspari joined AGCO in 2014 and has held senior leadership roles spanning commercial operations, global strategy, smart farming technology and multi-brand governance. Prior to leading Customer Success & North America Ag, he oversaw AGCO’s Grain & Protein business through its transformation and divestiture. Caspari holds a degree in Agricultural Engineering from the University of Bonn and is a graduate of Harvard Business School's Advanced Management Program.

FENDT • MASSEY FERGUSON • PTx • VALTRA

AGCO News Release	Page 2

The broader restructuring brings related responsibilities together under existing senior leaders and gives them accountability for business performance as well as company-wide functions. Luis Felli will become Senior Vice President and General Manager, Massey Ferguson™, Parts & Customer Support, adding responsibility for AGCO’s global Aftersales and Parts organization and Customer Support. Damon Audia will become President, PTx™, Corporate Strategy & Distribution, adding responsibility for AGCO’s Global Distribution Management organization. These changes connect enterprise functions more directly to brand execution, dealer performance and growth priorities.

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Media Contacts

Greg Peterson, Vice President, Investor Relations, (404) 403-6042, greg.peterson@agcocorp.com

Rachel Potts, Chief Communications Officer, (678) 654-7719, rachel.potts@agcocorp.com

Fendt, Massey Ferguson, PTx and Valtra are trademarks of the AGCO Group of Companies.

About AGCO

AGCO (NYSE: AGCO) is a global leader in agricultural machinery and precision agriculture technologies. Driven by a Farmer-First strategy, AGCO delivers value through its differentiated leading brands, Fendt™, Massey Ferguson™, PTx™ and Valtra™.  AGCO’s high-performance equipment and smart farming solutions, including brand-agnostic retrofit technologies and autonomous offerings, empower farmers to drive productivity while sustainably feeding the world. For more information, visit www.agcocorp.com.

FENDT • MASSEY FERGUSON • PTx • VALTRA